Exhibit 23.1

When the transaction referred to in the eighth paragraph of Note 14 of the Notes to the Consolidated Financial Statements for the years ended December 31, 2011, 2012 and 2013 has been consummated, we will be in a position to render the following consent.

/s/ KPMG LLP

Santa Clara, California

March 24, 2014

Consent of Independent Registered Public Accounting Firm

The Board of Directors Five9, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

[unsigned]

Santa Clara, California

April     , 2014